EXHIBIT 99.1

01, June, 2015

Dear Shareholder,

As is our usual practice, we have been meaning to provide you with an update on our operations earlier in the year but, with our attention focused on developing certain opportunities, we continuously postponed sending out our annual update until some of these opportunities were secured. Some of these deals have been publicized through press releases made by our now parent company, Spotlight Innovations (www.spotlightinnovations.com).

Spotlight’s CEO, Cris Grunewald, who is also Chairman of Celtic Biotech has been instrumental in beefing up the intellectual portfolio of the Company by completing licensing deals for related technologies, a strategy that is aimed at increasing the Company’s value and pipeline. We recently received our first patent grant and we still have two other pending. We expect to complete the in-licensing of Crotamine from Butantan Institute (Brazil), which we targeted early in 2013. In support of these research efforts we have engaged Freemind, grant submission specialists, to attract US grant funding and assist in mitigating the development expenses for the new applications. While cancer therapy is our core focus, the recent in-licensing of the use of Cardiotoxin as a potential treatment for Chronic Kidney disease, an untreatable but widespread illness that affects millions of people, opens up a great new opportunity for the company and I am personally very excited about this application.

With our reengagement of Immunoclin to complete the Phase I trials, we are pushing to have the second part of the trial completed as soon as possible. In spite of the delays the French hospital is still very interested in helping us develop Crotoxin for its cancer application. We expect to the able to officially announce the results of part 1 of that trial in the coming months as soon as the medical report is made available. Emory University (Atlanta, GA) is very interested in developing Crotamine for its potential cancer diagnostic applications including completing clinical trials if the laboratory research confirms its’ utility for this application.

Spotlight has secured funding to maintain our operations and it is focused on moving Celtic forward in a way that allows us to build value in both Companies. Some of the delays in issuing share certificates and communications has resulted from Spotlight’s obligations as a public company to complete Federal audit and filing requirements that are onerous and time consuming. Regardless, Cris and I are committed to obtaining the best return on investment and driving value for investors.

The Company continues to be grateful for your support and fully appreciates your patience over the years. Please visit our new website, www.celticbiotech.com, and that of Spotlight’s, www.spotlightinnovations.com and be sure to sign up for updates. In the meantime, I wish you the best of health.

Sincerely,

Paul F. Reid, Ph.D.

President

6750 Westown Parkway, Suite 200-226, West Des Moines, IA 50622, USA

www.celticbiotech.com	email: info@celticbiotech.com